UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2013

APX GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-191132-02	46-1304852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2013, APX Group Holdings, Inc. (the “Company”) announced that the Company has appointed Mark Davies as Chief Financial Officer of the Company, effective as of November 4, 2013.

Mr. Davies has served as Executive Vice President and President of the Global Business Services organization of Alcoa Inc. since January 2012 and has served as Chief Procurement Officer of Alcoa Inc. since April 2013. In addition, Mr. Davies served as a member of the Alcoa Executive Council, the senior leadership group that sets strategic direction for the company. Prior to joining Alcoa, Mr. Davies spent 12 years in various roles at Dell Inc., most recently as the Managing Vice President of Strategic Programs from 2009 to 2012. Prior to that, Mr. Davies served as Chief Financial Officer of Dell Inc.’s Global Consumer Group from 2007 to 2009. Mr. Davies began his career at Hewlett Packard in financial operations and held various positions in Manufacturing, Supply Chain, Procurement and Accounting for a number of international operations. Mr. Davies holds a Bachelor’s degree in Accounting from Western Washington University and an MBA in Finance from Arizona State University.

On October 2, 2013, the Company entered into a letter agreement (the “Letter Agreement”), with Mr. Davies in connection with his appointment as Chief Financial Officer. Pursuant to the Letter Agreement, Mr. Davies will be entitled to an annual salary of $500,000, and will be eligible for a bonus equal to 50% of his annualized base compensation. His annual bonus for the 2013 calendar year will be pro-rated based on number of days of employment during 2013. The Letter Agreement also provides that Mr. Davies will receive a bonus equal to $350,000 on the first day of his employment (the “Start Date”), and a payment equal to $500,000 on each of the first and second anniversaries of the Start Date. Mr. Davies will also be entitled to participate in the Company’s employee benefit programs, and reimbursement for all reasonable and customary costs associated with his relocation to Utah.

In addition, Mr. Davies will be granted 4,325,000 Class B Units (“Incentive Units”) of the Company’s indirect parent company, 313 Acquisition LLC (“Parent”), which are similar to the Incentive Units of Parent granted to other executives of the Company, except that Mr. Davies’ Class B Units will only entitle him to a portion of the profits of Parent earned after the date of grant of his Class B Units. The Incentive Units are divided into a time-vesting portion (one-third of the Incentive Units granted), a 2.0x exit-vesting portion (one-third of the Incentive Units granted), and a 3.0x exit-vesting portion (one-third of the Incentive Units granted). The vesting terms of such Incentive Units are set forth below.

•	Time-Vesting Units: The time-vesting Incentive Units will vest in equal annual installments on each of the first five anniversaries of October 1, 2013. Notwithstanding the foregoing, the time-vesting Incentive Units will become fully vested on an accelerated basis upon a change of control (as defined in the incentive unit subscription agreement) that occurs while Mr. Davies is employed by the Company.

•	2.0x Exit-Vesting Units: The 2.0x Exit-Vesting Incentive Units will vest when and if The Blackstone Group L.P. (“Blackstone”) and its affiliates receive cash proceeds in respect of Blackstone’s Class A Units of Parent (“Class A Units”) in an amount necessary to ensure both (x) a return equal to 2.0 times Blackstone’s cumulative invested capital in respect of its Class A Units, and (y) an annual internal rate of return of at least 20% in respect of its Class A Units.

•	3.0x Exit-Vesting Units: The 3.0x Exit-Vesting Incentive Units will vest when and if Blackstone and its affiliates receive cash proceeds in respect of Blackstone’s Class A Units in an amount necessary to ensure both (x) a return equal to 3.0 times Blackstone’s cumulative invested capital in respect of its Class A Units, and (y) an annual internal rate of return of at least 25% in respect of its Class A Units.

If Mr. Davies ceases to be employed by the Company, all unvested Incentive Units will be forfeited, and his vested Incentive Units will be subject to repurchase by Parent on substantially similar terms as those of other executives of the Company (other than our Chief Executive Officer and our President).

The preceding description of the Letter Agreement is qualified in its entirety by reference to the text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In connection with the appointment of Mr. Davies, Dale R. Gerard will cease serving as the Company’s principal financial officer, effective immediately after the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013. Mr. Gerard assumed the role of principal financial officer on November 30, 2012 at the time of the departure of Christopher Black, the Company’s former Chief Financial Officer. Mr. Gerard will continue in his present role as the Company’s Vice President of Finance and Treasurer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Letter Agreement, dated October 2, 2013, between Mark Davies and APX Group Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APX GROUP HOLDINGS, INC.
(Registrant)

By:	/s/ Dale Gerard
Name: Dale Gerard
Title: Vice President of Finance and Treasurer

Date: October 3, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit

Exhibit 10.1	Letter Agreement, dated October 2, 2013, between Mark Davies and APX Group Holdings, Inc.